AMENDMENT NUMBER TWO
to
LETTER OF INTENT (“LOI”)
DATED JULY 21, 2006
And
AMENDMENT NUMBER ONE
DATED AUGUST 21, 2006 (“AMENDMENT NUMBER ONE”)
by and between
FAGEN, INC. (“FAGEN”)
and
BUFFALO RIDGE ENERGY, LLC (“OWNER”)
This Amendment Number Two is entered into this 9th day of October, 2006, by and between Fagen, Inc., a Minnesota Corporation (“Fagen”) and Buffalo Ridge Energy, LLC, an Iowa Limited Liability Company (“Owner”).
In consideration of the mutual promises, covenants, and conditions contained in the LOI, Amendment Number One, and herein, and for other good valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree that this Amendment Number Two shall amend the LOI and Amendment Number One and that the terms and conditions of this Amendment Number Two shall supersede and replace the terms of the LOI and Amendment Number One as follows:
1.	Paragraph 1(a) of the LOI is amended and replaced as follows:
(a)	Fagen agrees to provide Owner with those services as described in this Letter of Intent which are necessary for Owner to develop a detailed description of a fifty (50) million gallons per year (“MGY”) natural gas-fired dry grind ethanol production facility located at Sherman, South Dakota (the “Plant”) and to establish a price for which Fagen would provide design, engineering, procurement of equipment and construction services for the Plant. The description of the Plant will be sufficiently detailed to permit an analysis of the Owner’s lump-sum cost to develop the Plant and to develop an economic pro forma sufficient to determine if the Plant can be financed.
2.	Paragraph 2 of the LOI is amended and replaced as follows:
2. Contract Price. Owner shall pay Fagen Seventy-three Million Seven Hundred Ninety Thousand Six Hundred Sixty-nine Dollars ($73,790,669.00) (the “Contract Price”) as full consideration to Fagen for full and complete performance of the services described in the Design-Build Agreement and all costs incurred in connection therewith.
(a)	The Contract Price shall not include any costs related to union labor or prevailing wage requirements. If any action by Owner, a change in

Applicable Law, or a Governmental Authority (as those terms are defined in the Design-Build Agreement) acting pursuant to a change in Applicable Law, shall require Fagen to employ union labor or compensate labor at prevailing wages, the Contract Price shall be adjusted upwards to include any increased costs associated with such labor or wages. Such adjustment shall include, but not be limited to, increased labor, subcontractor, and material and equipment costs resulting from any union or prevailing wage requirement; provided, however, that if an option is made available to either employ union labor, or to compensate labor at prevailing wages, such option shall be at Fagen’s sole discretion and that if such option is executed by Owner without Fagen’s agreement, Fagen shall have the right to terminate this Letter of Intent or the Design-Build Agreement, as applicable, and receive compensation pursuant to Paragraph 4(c) hereof or the terms of the Design-Build Agreement, whichever is applicable.
(b)	If the Construction Cost Index published by Engineering News-Record Magazine (“CCI”) for the month in which a Notice to Proceed is given to Fagen is greater than 7882.53 (October 2006), the Contract Price shall be increased by a percentage amount equal to the percentage increase in CCI plus four percent (4%). By way of example, if the CCI increases two percent (2%), the total adjustment to the Contract Price shall be six percent (6%).
The other provisions of the LOI and Amendment Number One shall remain unchanged and in full force and effect.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment Number Two on the date set forth above.

FAGEN, INC.		BUFFALO RIDGE ENERGY, LLC

By	/s/ Ron Fagen	By	/s/ Gregory Van Zanten

	Roland “Ron” Fagen		Gregory Van Zanten
Title:	President and CEO	Title:	Chairman